UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 5, 2005

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wilshire Boulevard, Suite 220, Los Angeles, CA		90010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 6, 2005, Nara Bancorp, Inc. (“Nara Bancorp” or the “Company”) disclosed that it had received a letter from The Nasdaq Stock Market Listing Qualifications Department advising the Company that, as a result of the Company’s failure to file its annual report on Form 10-K for the fiscal year ended December 31, 2004 (the “Annual Report”) with the Securities and Exchange Commission (the “SEC”) by the due date, the Company was out of compliance with Marketplace Rule 4310(c)(14) and that as a result of such filing delinquency, a fifth character “E” would be appended to its trading symbol commencing at the opening of trading on April 7, 2005.  Nasdaq further advised the Company that its securities would be delisted from The Nasdaq Stock Market at the opening of business on April 14, 2005, unless the Company requested a hearing in accordance with the Marketplace Rules.  At a hearing before the Nasdaq Listing Qualifications Panel held on May 12, 2005 (the “Hearing”), the Company requested a conditional listing of the Company’s securities on the Nasdaq National Market (“Nasdaq”) until June 30, 2005 to provide the Company an opportunity to file its periodic reports with the SEC and become compliant with the Nasdaq listing requirements.

On May 18, 2005, Nara Bancorp received a notification from The Nasdaq Stock Market Listing Qualifications Department advising the Company that its failure to file its quarterly report on Form 10-Q for the quarter ended March 31, 2005 (the “Quarterly Report”) with the SEC by the due date would also be considered by the Nasdaq Listing Qualifications Panel when rendering its decision on the Company’s request for continued listing which was the subject of the Hearing.

On June 30, 2005, the Company filed its Annual Report and its Quarterly Report with the SEC.

On July 5, 2005, Nasdaq notified the Company that the Panel determined to grant the Company’s request to continue the Nasdaq listing and that the fifth character “E” which was added to Nara’s trading symbol on April 7, 2005 would be removed at the opening of trading on July 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: July 6, 2005	/s/ Christine Oh
Christine Oh
Senior Vice President and Acting Chief Financial Officer